Exhibit 99.1

China Integrated Energy, Inc. Expects to Exceed Revenue and
Net Income Guidance for Fiscal Year 2009

Announces Preliminary fourth quarter 2009 Revenue of $91 milion to $93 million and Net Income of $11 million to $12 million

Announces Preliminary fiscal 2009 Revenue of $288 million to $290 million and Net Income of $37 million to $38 million

Strong demand for petroleum products at wholesale and retail levels contributes to estimated 33% to 34% year-over-year revenue growth

XI'AN, China, February 25, 2010 /PRNewswire-Asia-FirstCall/ -- China Integrated Energy, Inc. (Nasdaq: CBEH; the "Company"), a leading non-state-owned integrated energy company in China, today announced that the Company expects to exceed its previously updated guidance for calendar year 2009 revenue and net income of $265 million and $35 million, respectively, due to stronger than expected sales volume of gasoline, diesel, and heavy oil products in the fourth quarter of 2009.

For the fourth quarter of 2009, the Company expects its revenue to be in the range of $91 million to $93 million, representing an increase of approximately 54% to 57% compared to the same period of 2008. Net income is expected to be in the range of $11 million to $12 million, representing an increase of more than 70% over the fourth quarter of 2008 adjusted net income  of $6.5 million, which excluded $9.8 million of non-cash, stock-based compensation charges. The Company now expects fiscal 2009 revenue in the range of $288 million to $290 million, representing an increase of approximately 33% to 34% compared to 2008 sales of $216.5 million. Net income is expected to be in the range of $37 million to $38 million, representing an increase of approximately 33% over 2008 adjusted net income of $28.6 million, which excludes $9.8 million of non-cash, stock-based compensation charges.

"We are pleased that our performance in the fourth quarter enabled us to exceed our expectations for the full-year 2009," stated Mr. Gao Xincheng, Chief Executive Officer of China Integrated Energy, Inc. "Sales during the fourth quarter increased in both the wholesale distribution and retail gas station segments, driven by continuous market expansion by the Company and increasing demand for our fuel products. With favorable finished oil market conditions as a result of China's economic recovery and global crude oil prices, coupled with our plans to expand our wholesale distribution network, portfolio of retail gas stations as well as our biodiesel manufacturing capacity, we anticipate continued strong performance in 2010. The Company expects to provide revenue and net income guidance for 2010 in mid-March with final 2009 year-end financial results."

About China Integrated Energy, Inc.

The Company is a leading non-state-owned integrated energy company in the PRC engaged in three business segments, the wholesale distribution of finished oil and heavy oil products, the production and sale of biodiesel and the operation of retail gas stations. The Company's primary business segment is the wholesale distribution of finished oil and heavy oil products. The Company also operates a 100,000-ton biodiesel production plant and seven retail gas stations in China.

Safe Harbor Statement

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as "will," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar statements. For example, statements about the future use of the proceeds are forward looking and subject to risks. China Integrated Energy, Inc. may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission on forms 10-K, 10-Q and 8-K, in its annual report to shareholders, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. Forward- looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, risks outlined in the Company's filings with the U.S. Securities and Exchange Commission, including its registration statement on Form S-1, as amended. The Company does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

This release is not an offer of securities for sale in the United States. Securities may not be offered or sold in the United States absent registration or an exemption from registration. Any public offering of securities to be made in the United States will be made by means of a prospectus and that will contain detailed information about the company and management, as well as financial statements.

REGULATION G

To supplement our consolidated financial statements presented in accordance with GAAP, China Integrated Energy, Inc. uses non-GAAP measures, such as Adjusted Net Income, which exclude certain non cash expenses. This non-GAAP adjustment is provided to enhance the user's overall understanding of our historical and current financial performance and our prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses we believe are not indicative of our core operating results.  We have provided above Net Income for the periods discussed, which is the most directly comparable GAAP measure to Adjusted Net Income.

For more information, please contact:

 HC International, Inc.

Ted Haberfield, Executive VP

Tel:   +1-760-755-2716

Email: thaberfield@hcinternational.net